UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported)           October 4, 2005
Microfield Group, Inc.

(Exact name of registrant as specified in its charter)

Oregon	000-26226	93-0935149
(State or other jurisdiction of incorporation)	Commission file number	(IRS Employer Identification No.)

1631 NW Thurman, Suite 200, Portland, OR	97209
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code           (503) 419-3580

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. Unregistered Sale of Equity Securities
     On October 5, 2005, Microfield Group, Inc. (the “Company”) closed its sale of $3,659,520 of its common stock to certain accredited investors. The Company sold 5,227,886 shares of common stock to the investors for $0.70 per share. In addition, each investor received a warrant agreement to purchase one share of common stock for every two shares purchased in the private placement. The warrants have a five year term and an exercise price of $0.90 per share. The Company also entered into a registration rights agreement with the investors, which sets forth certain rights granted to the investors by the Company with respect to the registration of the resale by the investors of the shares of common stock purchased in the private placement.
     The Company paid a fee to Capstone Investments, its placement agent in the private placement, by issuing 327,886 shares of common stock and a warrant agreement for 177,144 shares of common stock at an exercise price of $0.90 per share.
     The shares of common stock and the warrants issued at closing were not registered under the Securities Act of 1933, as amended, pursuant to the private placement exemption under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The shares of common stock and warrants issued at closing may not be offered for sale absent registration with the Securities and Exchange Commission or an applicable exemption from registration.
     The aggregate proceeds from the sale of the common stock of approximately $3.4 million, after payment of offering expenses, will be used to pay off intercompany and related party debt and for working capital.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 11, 2005.

Microfield Group, Inc.
/s/ A. Mark Walter
By: A. Mark Walter, President